Contacts:

Media Relations

Scott Sloat

240-855-0164

scott.sloat@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FIRST QUARTER 2011 RESULTS

1.1 million total net new wireless subscribers best in five years

Driven by best ever postpaid churn and highest ever prepaid net subscriber additions

•	Higher postpaid and prepaid ARPU leading to sequential and year-over-year growth in wireless service revenue and net operating revenue

•	Thirteenth consecutive quarter of improvement in Customer Care Satisfaction and First Call Resolution

The company’s first quarter 2011 earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 56729666, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – April 28, 2011 – Sprint Nextel Corp. (NYSE: S) today reported that during the first quarter of 2011, the company achieved its best total company wireless net subscriber additions in five years. The company added more than 1.1 million total wireless net subscribers driven by best ever prepaid net subscriber additions of 846,000 and net postpaid subscriber additions of 310,000 for the Sprint brand. Sprint achieved best ever postpaid churn of 1.81 percent and the lowest prepaid churn of 4.36 percent in over five years.

Sprint reported first quarter consolidated net operating revenues of approximately $8.3 billion, which is a 3 percent increase from the same quarter a year ago, and posted operating income of $259 million. The company also reported Adjusted OIBDA* of $1.5 billion, a net loss of $439 million and a diluted loss per share of 15 cents for the quarter. Sprint generated $178 million of Free Cash Flow* in the quarter. As of March 31, 2011, the company had approximately $4.0 billion in cash, cash equivalents and short-term investments after repayment of $1.65 billion of debt in the quarter. The company does not have any other debt maturities until March 2012.

“With net subscriber additions of 1.1 million, best ever postpaid churn and growing net operating revenues, Sprint maintained the momentum we had exiting 2010,” said Dan Hesse, Sprint CEO. “We’ve added two million wireless subscribers over the past two quarters. In spite of Verizon’s iPhone launch and aggressive competitive responses to it, our simple and unlimited plans, 4G leadership, strong customer service, and successful multi-brand strategy drove solid Sprint performance for the quarter.”

Third parties continue to praise Sprint’s achievements in customer service, wholesale and environmental sustainability. Sprint was named as a J.D. Power 2011 Customer Service Champion. Sprint was one of only 40 companies to earn this distinction as a company that delivers service excellence to U.S. customers – both within their respective industries and across all industries measured. Additionally, in April, Boost Mobile, one of Sprint’s prepaid brands, received the highest rating in the J.D. Power and Associates 2011 Wireless Non-Contract Customer Satisfaction Index (CSI) StudySM. Also this month, industry-leading research firm ATLANTIC-ACM awarded Sprint Global Wholesale Excellence awards for No. 1 in Brand and Voice Value, and U.S. Wholesale Excellence Awards for No. 1 in Brand, Provisioning, Network and Customer Service. Finally, Sprint was again the only U.S. wireless carrier to be named among the Environmental Protection Agency’s (EPA’s) national top 50 Green Power Partners list. Sprint’s wind-power purchase helped the company secure its No. 19 ranking on the EPA’s Fortune 500® green power partner list.

Sprint has launched or announced 22 4G devices – the largest 4G portfolio of any wireless carrier in the United States. During the first quarter of 2011, Sprint launched its third 4G phone, the HTC EVO™ Shift 4G, and the Overdrive™ Pro 3G/4G Mobile Hotspot by Sierra Wireless. In addition, Sprint announced the upcoming availability of two 4G tablets, the BlackBerry 4G PlayBook™ and HTC EVO View 4G™, as well as two more handsets – the HTC EVO™ 3D and the Nexus S™ 4G from Google™. Sprint currently offers 4G service in 71 markets in 28 states and customers have benefited from expansion of the 4G network footprint and capacity upgrades in many markets.

Sprint has also announced or launched several other additions to its innovative device line up. The award-winning Kyocera Echo™, the nation’s first dual-touchscreen Android™ smartphone was announced in February and launched earlier this month. The first Sprint device with Windows Phone 7, the HTC Arrive™, launched during the first quarter as did the LG Optimus V™, the latest Android phone carried by Virgin Mobile.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date
Financial Data	March 31, 2011	March 31, 2010	% Δ
Net operating revenues	$8,313	$8,085	3%

Adjusted OIBDA*	$1,514	$1,478	2%

Adjusted OIBDA margin*	19.9%	19.7%

Operating income (loss)	$259	$(180)	NM

Net loss (1)	$(439)	$(865)	49%

Diluted loss per common share (1)	$(0.15)	$(0.29)	48%

Capital Expenditures (2)	$555	$419	32%

Free Cash Flow*	$178	$506	(65)%

•

Consolidated net operating revenues of $8.3 billion for the quarter were 3 percent higher than in the first quarter of 2010 and remained relatively flat as compared to the fourth quarter of 2010. The quarterly year-over-year improvement was primarily due to higher ARPU for postpaid and prepaid, growth in the number of prepaid subscribers and higher wireless equipment revenues, partially offset by net losses of postpaid subscribers and lower wireline revenues.

•

Adjusted OIBDA* was $1.5 billion for the quarter, compared to almost $1.5 billion for the first quarter of 2010 and $1.3 billion for the fourth quarter of 2010. Year-over-year, Adjusted OIBDA* improved 2 percent as a result of an increase in wireless service revenues, primarily due to higher postpaid and prepaid ARPU, partially offset by higher subsidy costs from a greater mix of smartphone sales, which on average carry a higher subsidy rate per handset. Sequentially, Adjusted OIBDA* improved 15 percent primarily as a result of higher postpaid and prepaid ARPU and reduced subsidy costs resulting from a decline in postpaid handset sales.

•

Capital expenditures(2), excluding capitalized interest of $99 million, were $555 million in the quarter, compared to $419 million in the first quarter of 2010 and $608 million in the fourth quarter of 2010. Wireless capital expenditures were $449 million in the first quarter of 2011, compared to $311 million in the first quarter of 2010 and $473 million in the fourth quarter of 2010. During the quarter, the company invested primarily in data capacity to maintain a competitive position in data service and overall network quality. Wireline capital expenditures were $53 million in the first quarter of 2011, compared to $56 million in the first quarter of 2010 and $67 million in the fourth quarter of 2010.

•

Free Cash Flow* was $178 million for the quarter, compared to $506 million for the first quarter of 2010 and $913 million for the fourth quarter of 2010. The quarterly year-over-year decline was due to a $100 million pension contribution and changes in working capital. Sequentially, quarterly Free Cash Flow* decreased as a result of a one-time federal tax stimulus refund of approximately $153 million received in the fourth quarter of 2010, approximately $150 million in higher cash interest payments, which is typical for the first quarter of each year, the pension contribution and working capital changes.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2011	March 31, 2010	% Δ
Net operating revenues	$7,413	$7,048	5%

Adjusted OIBDA*	$1,283	$1,196	7%

Adjusted OIBDA margin*	19.1%	18.5%

Capital Expenditures (2)	$449	$311	44%

Wireless Customers

•

The company served over 51 million customers at the end of the first quarter of 2011. This includes 33.0 million postpaid subscribers (27.4 million via the Sprint brand on CDMA, 5.3 million on iDEN, and 317,000 Nextel PowerSource users who utilize both networks), 13.1 million prepaid subscribers (9.9 million on CDMA and 3.2 million on iDEN) and approximately 4.9 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•	For the quarter, Sprint added more than 1.1 million net wireless customers including net additions of 732,000 retail subscribers and net additions of 389,000 wholesale and affiliate subscribers.

•	Sprint lost approximately 114,000 net postpaid subscribers during the quarter, a net improvement of 464,000, or 80 percent, compared to the first quarter of 2010.

•

The CDMA network added approximately 253,000 net postpaid customers during the quarter, which includes net losses of 57,000 Nextel PowerSource customers. Excluding Nextel PowerSource customer losses, the Sprint brand added 310,000 postpaid wireless subscribers. The iDEN network lost 367,000 net postpaid customers in the quarter.

•	The company added 846,000 net prepaid subscribers during the quarter, which includes net additions of 1.4 million prepaid CDMA customers, offset by net losses of 560,000 prepaid iDEN customers.

•	The credit quality of Sprint’s end-of-period postpaid customers remained strong with more than 83 percent prime.

Wireless Churn

•

For the quarter, Sprint reported its best ever postpaid churn of 1.81 percent, compared to 2.15 percent for the year-ago period and 1.86 percent for the fourth quarter of 2010. The company achieved its best quarterly year-over-year improvement in postpaid churn in five years primarily as a result of progress in brand health, handset offerings and overall customer perception. Sequentially, postpaid churn improved five basis points overcoming the historical first quarter seasonal increase.

•	Approximately 9 percent of postpaid customers upgraded their handsets during the first quarter, reflecting strong demand for Sprint’s handset portfolio and continued strength in contract renewals.

•

Prepaid churn for the first quarter of 2011 was 4.36 percent, compared to 5.74 percent for the year-ago period and 4.93 percent for the fourth quarter of 2010. The year-over-year and sequential improvements in prepaid churn were primarily a result of the predominance of Boost Monthly Unlimited subscribers on CDMA and Assurance WirelessSM customers, who on average have lower churn than that of Virgin Mobile customers. Prepaid churn also benefited from improvement in churn for Virgin Mobile customers both year-over-year and sequentially.

Wireless Service Revenues

•

Wireless service revenues of $6.6 billion for the quarter represent an increase of approximately 3 percent compared to the first quarter of 2010 and the fourth quarter of 2010. The year-over-year improvement is primarily due to higher postpaid and prepaid ARPU, an increased number of prepaid subscribers as a result of the Boost Monthly Unlimited offering, additional market launches of Assurance WirelessSM and the re-launch of the Virgin Mobile brand, partially offset by net losses of postpaid subscribers since the first quarter 2010. Sequentially, wireless service revenues increased primarily as a result of higher postpaid and prepaid ARPU and growth in prepaid net subscribers.

•

Wireless postpaid ARPU increased year-over-year and sequentially from $55 to $56. Year-over-year, ARPU benefited from higher monthly recurring revenues as a result of premium data add-on charges for smartphones and the greater popularity of fixed-rate bundle plans, partially offset by lower overage, casual data and text revenues. Sequentially, ARPU increased primarily as a result of growth in premium data add-on revenues.

•

Prepaid ARPU for the quarter was approximately $28, compared to $27 in the year-ago period and $28 in the fourth quarter of 2010. The year-over-year improvement primarily resulted from higher ARPU among Boost Mobile customers.

•

Wholesale, affiliate and other revenues were up $20 million, compared to the year-ago period, and increased $7 million sequentially. Service revenues from wholesale, affiliate and other revenues improved year-over-year and sequentially primarily as a result of growth in wholesale revenues from our 3G MVNO relationships.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.3 billion in the first quarter, compared to $7.4 billion in the year-ago period and $7.6 billion in the fourth quarter of 2010.

•

Wireless equipment subsidy in the first quarter was approximately $1.1 billion (equipment revenue of $695 million, less cost of products of $1.8 billion), compared to approximately $1.0 billion in the year-ago period and almost $1.2 billion in the fourth quarter of 2010. The year-over-year increase in subsidy is associated with both postpaid and prepaid handset sales. Within postpaid, the increase in subsidy is due to a greater mix of smartphones, which on average carry a higher subsidy rate per handset. Within prepaid, the increase is primarily due to higher handset sales volume as a result of the company’s multi-brand strategy. Sequentially, subsidy decreased primarily as a result of lower postpaid subscriber gross additions and upgrades, partially offset by higher prepaid subsidy driven by the popularity of Android devices on the Virgin Mobile and Boost Mobile brands, which on average carry a higher subsidy rate per handset.

•

Wireless SG&A expenses increased over 1 percent year-over-year but remained relatively flat sequentially. Year-over-year, SG&A expenses increased primarily due to higher costs related to subscriber gross additions and upgrades, partially offset by improvement in customer care and bad debt expenses.

•

Wireless depreciation and amortization expense decreased $397 million year-over-year primarily due to the absence of amortization for customer relationship intangible assets related to the 2005 acquisition of Nextel, which became fully amortized in 2010 as well as the company’s annual depreciable life study reflecting a reduction in the replacement rate of capital additions.

•

Wireless Adjusted OIBDA* of almost $1.3 billion in the first quarter of 2011 compares to $1.2 billion in the first quarter of 2010 and $1.0 billion in the fourth quarter of 2010. The year-over-year improvement in Adjusted OIBDA* was primarily due to higher prepaid service revenues, partially offset by higher subsidy. Sequentially, Adjusted OIBDA* improved primarily as a result of higher postpaid and prepaid service revenues and lower subsidy.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date
Financial Data	March 31, 2011	March 31, 2010	% Δ
Net operating revenues	$1,120	$1,297	(14)%

Adjusted OIBDA*	$228	$279	(18)%

Adjusted OIBDA margin*	20.4%	21.5%

Capital Expenditures (2)	$53	$56	(5)%

•

Wireline revenues of $1.1 billion for the quarter declined 14 percent year-over-year and almost 9 percent sequentially primarily as a result of an annual intercompany rate reduction based on market prices for voice and IP as well as the scheduled migration of wholesale cable VoIP customers off of Sprint’s IP platform. Year-over-year, first quarter wireline revenues were also impacted by lower voice volume.

•

Total wireline operating expenses were $1.0 billion in the first quarter of 2011. Total operating expenses declined almost 13 percent year-over-year and almost 9 percent sequentially due to improvement in SG&A expenses and lower depreciation expenses. Year-over-year, first quarter total operating expenses also decreased as a result of lower cost of service from continued decline of voice volume.

•

Wireline Adjusted OIBDA* was $228 million for the quarter, compared to $279 million in the first quarter of 2010 and $267 million reported for the fourth quarter of 2010. Wireline Adjusted OIBDA* declined year-over-year and sequentially as a result of lower revenues, partially offset by cost reductions.

Forecast

Sprint Nextel reconfirms its forecast for 2011. The company expects postpaid subscriber net additions for the full year 2011 and to improve total wireless subscriber net additions in 2011, as compared to 2010. The company expects full year capital expenditures in 2011, excluding capitalized interest, to be approximately $3 billion. In addition, the company expects to continue to generate positive Free Cash Flow* for the remainder of 2011.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the ability to generate sufficient cash flow to fully implement our network modernization plan, Network Vision, to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	the effective implementation of Network Vision, including timing, technologies, and costs;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our CDMA network, or Motorola Mobility, Inc.’s or Motorola Solutions Inc.’s ability or willingness to provide related devices, infrastructure equipment and software applications for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its continued deployment of a 4G network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC’s Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in our filings with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2010 and, when filed, Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the quarter ended March 31, 2011.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this release.

Clearwire’s first quarter 2011 results from operations have not yet been finalized. As a result, the amount reflected for Sprint’s share of Clearwire’s results of operations for the quarter ended March 31, 2011, is an estimate and, based upon the finalization of Clearwire’s results, may need to be revised if our estimate materially differs from Clearwire’s actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint’s operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 51 million customers at the end of first quarter 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance WirelessSM; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Net Operating Revenues	$8,313	$8,301	$8,085

Net Operating Expenses
Cost of services	2,584	2,557	2,632
Cost of products	1,812	2,011	1,566
Selling, general and administrative	2,403	2,418	2,409
Depreciation	1,122	1,234	1,275
Amortization	133	152	400
Other, net	—	68	(17)

Total net operating expenses	8,054	8,440	8,265

Operating Income (Loss)	259	(139)	(180)
Interest expense	(249)	(350)	(372)
Equity in losses of unconsolidated investments and other, net	(412)	(445)	(242)

Loss before Income Taxes	(402)	(934)	(794)
Income tax (expense) benefit (1)	(37)	5	(71)

Net Loss (1)	$(439)	$(929)	$(865)

Basic and Diluted Loss Per Common Share (1)	$(0.15)	$(0.31)	$(0.29)

Weighted Average Common Shares outstanding	2,992	2,991	2,983

Effective Tax Rate (1)	-9.2%	0.5%	-8.9%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited) (Millions) TABLE NO. 5

	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Net Loss (1)	$(439)	$(929)	$(865)
Income tax (expense) benefit (1)	(37)	5	(71)

Loss before Income Taxes	(402)	(934)	(794)
Depreciation	1,122	1,234	1,275
Amortization	133	152	400
Interest expense	249	350	372
Equity in losses of unconsolidated investments and other, net	412	445	242

OIBDA*	1,514	1,247	1,495
Severance and exit costs (3)	—	12	(17)
Gains from asset dispositions and exchanges (4)	—	(69)	—
Asset impairments and abandonments	—	125	—

Adjusted OIBDA*	1,514	1,315	1,478
Capital expenditures (2)	555	608	419

Adjusted OIBDA* less Capex	$959	$707	$1,059

Adjusted OIBDA Margin*	19.9%	17.6%	19.7%

Selected item:
Deferred tax asset valuation allowance (1)	196	386	365

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Net Operating Revenues
Retail service revenue	$6,649	$6,468	$6,432
Wholesale, affiliate and other service revenue	69	62	49
Equipment revenue	695	830	567

Total net operating revenues	7,413	7,360	7,048

Net Operating Expenses
Cost of services	2,047	2,038	2,047
Cost of products	1,812	2,011	1,566
Selling, general and administrative	2,271	2,265	2,239
Depreciation	1,012	1,100	1,143
Amortization	131	149	397
Other, net	—	64	(14)

Total net operating expenses	7,273	7,627	7,378

Operating Income (Loss)	$140	$(267)	$(330)

NON-GAAP RECONCILIATION
	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Operating Income (Loss)	$140	$(267)	$(330)
Severance and exit costs (3)	—	12	(14)
Gains from asset dispositions and exchanges (4)	—	(69)	—
Asset impairments and abandonments	—	121	—
Depreciation	1,012	1,100	1,143
Amortization	131	149	397

Adjusted OIBDA*	1,283	1,046	1,196
Capital expenditures (2)	449	473	311

Adjusted OIBDA* less Capex	$834	$573	$885

Adjusted OIBDA Margin*	19.1%	16.0%	18.5%

OPERATING STATISTICS
	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Retail Postpaid Subscribers
Service revenue (in millions)	$5,571	$5,473	$5,539
ARPU	$56	$55	$55
Churn	1.81%	1.86%	2.15%
Net (losses) additions (in thousands)	(114)	58	(578)
End of period subscribers (in thousands)	32,998	33,112	33,389
Hours per subscriber	14	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$1,078	$995	$893
ARPU	$28	$28	$27
Churn	4.36%	4.93%	5.74%
Net additions (in thousands)	846	646	348
End of period subscribers (in thousands)	13,123	12,277	11,036
Hours per subscriber	14	15	15

Wholesale and Affiliate Subscribers
Net additions (in thousands)	389	393	155
End of period subscribers (in thousands)	4,910	4,521	3,633

Total Subscribers
Net additions (losses) (in thousands)	1,121	1,097	(75)
End of period subscribers (in thousands)	51,031	49,910	48,058

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Net Operating Revenues
Voice	$486	$542	$585
Data	116	123	138
Internet	497	535	553
Other	21	26	21

Total net operating revenues	1,120	1,226	1,297

Net Operating Expenses
Costs of services and products	759	804	846
Selling, general and administrative	133	155	172
Depreciation	109	135	134
Other, net	—	4	(3)

Total net operating expenses	1,001	1,098	1,149

Operating Income	$119	$128	$148

NON-GAAP RECONCILIATION
	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Operating Income	$119	$128	$148
Severance and exit costs (3)	—	—	(3)
Asset impairments and abandonments	—	4	—
Depreciation	109	135	134

Adjusted OIBDA*	228	267	279
Capital expenditures (2)	53	67	56

Adjusted OIBDA* less Capex	$175	$200	$223

Adjusted OIBDA Margin*	20.4%	21.8%	21.5%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Operating Activities
Net loss (1)	$(439)	$(929)	$(865)
Asset impairments	—	125	—
Depreciation and amortization	1,255	1,386	1,675
Provision for losses on accounts receivable	73	113	111
Share-based compensation expense	18	15	18
Deferred income taxes	27	34	75
Equity in losses of unconsolidated investments and other, net	412	454	253
Gains from asset dispositions and exchanges	—	(69)	—
Contribution to pension plan	(100)	—	—
Other, net	(327)	338	(145)

Net cash provided by operating activities	919	1,467	1,122

Investing Activities
Capital expenditures	(644)	(523)	(505)
Expenditures relating to FCC licenses	(74)	(103)	(115)
Change in short-term investments, net	(40)	(300)	104
Investment in Clearwire	—	—	(53)
Proceeds from sales and exchanges of assets	4	76	10
Other, net	(27)	(4)	(6)

Net cash used in investing activities	(781)	(854)	(565)

Financing Activities
Repayments of debt and capital lease obligations	(1,652)	(107)	(2)
Other, net	(1)	1	(1)

Net cash used in financing activities	(1,653)	(106)	(3)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,515)	507	554

Cash and Cash Equivalents, beginning of period	5,173	4,666	3,819

Cash and Cash Equivalents, end of period	$3,658	$5,173	$4,373

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited) (Millions) TABLE NO. 9
	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Net Cash Provided by Operating Activities	$919	$1,467	$1,122

Capital expenditures	(644)	(523)	(505)
Expenditures relating to FCC licenses	(74)	(103)	(115)
Proceeds from sales and exchanges of assets	4	76	10
Other investing activities, net	(27)	(4)	(6)

Free Cash Flow*	178	913	506

Decrease in debt and other, net	(1,652)	(107)	(2)
Investment in Clearwire	—	—	(53)
Other financing activities, net	(1)	1	(1)

Net (Decrease) Increase in Cash, Cash Equivalents and Short-Term Investments	$(1,475)	$807	$450

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$3,658	$5,173
Short-term investments	340	300
Accounts and notes receivable, net	2,932	3,036
Device and accessory inventory	728	670
Deferred tax assets	179	185
Prepaid expenses and other current assets	610	516

Total current assets	8,447	9,880
Investments and other assets	3,473	3,856
Property, plant and equipment, net	14,754	15,214
Goodwill	359	359
FCC licenses and other	20,409	20,336
Definite-lived intangible assets, net	1,878	2,009

Total	$49,320	$51,654

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,738	$2,662
Accrued expenses and other current liabilities	3,278	3,573
Current portion of long-term debt, financing and capital lease obligations	2,256	1,656

Total current liabilities	8,272	7,891
Long-term debt, financing and capital lease obligations	16,282	18,535
Deferred tax liabilities	6,830	6,802
Other liabilities	3,796	3,880

Total liabilities	35,180	37,108

Shareholders' equity
Common shares	5,982	6,016
Paid-in capital	46,677	46,841
Treasury shares, at cost	—	(227)
Accumulated deficit	(38,038)	(37,582)
Accumulated other comprehensive loss	(481)	(502)

Total shareholders' equity	14,140	14,546

Total	$49,320	$51,654

NET DEBT* (NON-GAAP) (Unaudited) (Millions) TABLE NO. 11
	March 31, 2011	December 31, 2010
Total Debt	$18,538	$20,191
Less: Cash and cash equivalents	(3,658)	(5,173)
Less: Short-term investments	(340)	(300)

Net Debt*	$14,540	$14,718

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			March 31, 2011
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (tranche 1)	3.461%	03/30/2012	$250
Export Development Canada Facility (tranche 2)	4.161%	12/15/2015	500
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			4,250

Sprint Capital Corporation
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			8,204

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.429%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.554%	05/01/2014	181

iPCS Inc.			481

Tower financing obligation	9.500%	01/15/2030	698

Capital lease obligations and other		2012 - 2022	76

TOTAL PRINCIPAL			18,489

Net premiums			49

TOTAL DEBT			$18,538

Sprint Nextel Corporation

RECONCILIATION OF RETAIL POSTPAID NET (LOSSES) ADDITIONS

TO SPRINT BRANDED POSTPAID NET ADDITIONS

(Thousands)

TABLE NO. 13

	Quarter To Date
	March 31, 2011	December 31, 2010	March 31, 2010
Retail postpaid net (losses) additions	(114)	58	(578)
Less: iDEN net losses	(367)	(395)	(447)

CDMA net additions (losses)	253	453	(131)
Less (non-Sprint branded net losses):
Nextel PowerSource	(57)	(66)	(119)
Helio	—	—	(23)

Sprint branded net additions	310	519	11

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Net loss and diluted loss per common share improvements are inclusive of quarterly year-over-year reductions in depreciation and amortization expense of $420 million ($.14 per share) primarily related to the absence of amortization for intangible assets which became fully amortized in 2010 and the company's annual depreciable life study reflecting a reduction in the replacement rate of capital additions and interest expense of $96 million ($.03 per share) as a result of interest capitalization associated with Network Vision. Amounts also include the recognition of a non-cash $196 million ($.07 per share), $386 million ($.13 per share), and $365 million ($.12 per share) increase in valuation allowance for deferred taxes in the first quarter 2011 and fourth and first quarters 2010, respectively, associated with losses generated during those periods.

(2)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures, which includes $99 million of total capitalized interest, can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(3)	Severance and exit costs are primarily related to work force reductions, lease termination charges, and continued organizational realignment initiatives.

(4)	In the fourth quarter 2010, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.